Exhibit 4.2

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2024, Allakos Inc. (the “Company”, “our”, “us”, or “we”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common stock, par value $0.001 per share. The Company’s common stock is listed on The Nasdaq Global Select Market under the trading symbol “ALLK”.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. The following description may not contain all of the information that is important to you. To understand the material terms of our common stock, you should read our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the Securities and Exchange Commission (“SEC”).

Authorized Capital Stock

The Company’s authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 and 20,000,000 shares of preferred stock, par value $0.001 per share. As of December 31, 2024, we had 89,648,694 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Fully Paid and Nonassessable

All of the outstanding shares of the Company’s common stock are fully paid and nonassessable.

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a plurality of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise provided by law, our amended and restated certificate of incorporation, our amended and restated bylaws or the rules of any applicable stock exchange on which our securities are listed. The holders of a majority of the voting power of our capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Dividend Rights

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds and subject to any restrictions contained in our amended and restated certificate of incorporation or applicable law.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate in the future.

DESCRIPTION OF PREFERRED STOCK

Our board of directors has the authority, without further action by the stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the designations, rights, powers, preferences, and restrictions thereof. These designations, rights, powers, and preferences could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing change in our control or other corporate action. No shares of preferred stock are outstanding.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW, OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND OUR AMENDED AND RESTATED BYLAWS

Certain provisions of Delaware law and certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our amended and restated certificate of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series and the powers, preferences or relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Classified Board

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes, designated Class I, Class II and Class III. The classes of directors are required to be as nearly equal in size as is practicable. The term of the Class I directors will terminate on the date of the 2025 annual meeting, the term of the Class II directors shall terminate on the date of the 2026 annual meeting and the term of the Class III directors shall terminate on the date of the 2027 annual meeting. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

Removal of Directors

Our amended and restated certificate of incorporation provides that stockholders may only remove a director for cause by an affirmative vote of no less than a majority of the voting power of our issued and outstanding capital stock entitled to vote in the election of directors.

Director Vacancies

Our amended and restated certificate of incorporation provides that newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors shall be filled only by our board of directors subject to the rights of the holders of our preferred stock to elect directors under specified circumstances.

No Cumulative Voting

Our amended and restated certificate of incorporation provides that stockholders do not have the right to cumulate votes in the election of directors.

Special Meetings of Stockholders

Our amended and restated certificate of incorporation and amended and restated bylaws provide that special meetings of the stockholders may be called only by the Chairperson of our board of directors, our Chief Executive Officer, our President, or our board of directors acting pursuant to a resolution adopted by a majority of our board of directors.

Advance Notice Procedures for Director Nominations

Our amended and restated bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders must provide timely notice thereof in writing. To be timely with respect to an annual meeting, a stockholder’s notice generally must be received by our secretary at our principal executive offices not later than 5:00 p.m., Pacific time, on the 45th day nor earlier than 8:00 a.m., Pacific time, on the 75th day before the one-year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. Although the amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, the amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws provide that any action to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.

Amending our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation may be amended or altered in any manner provided by the Delaware General Corporation Law (“DGCL”); provided that our board of directors acting pursuant to a resolution adopted by a majority of our board of directors and the affirmative vote of a two-thirds majority of our then outstanding voting securities, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of our amended and restated certificate of incorporation related to (i) the authority of our board of directors to designate the series and the powers, preferences or relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of our preferred stock, (ii) the classified structure of our board of directors, (iii) director removal and the filling of unfilled directorships, (iv) no cumulative voting, (v) stockholder actions, (vi) forum selection for dispute resolution, or (vii) amendments to our amended and restated certificate of incorporation. Our amended and restated bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least majority of the voting power of all the then outstanding shares of the voting securities, voting together as a single class, except for any amendment of the provisions related to (i) meetings of stockholders, (ii) powers of our board of directors, (iii) the number of directors constituting our board of directors, (iv) resignations and vacancies on our board of directors, (v) removal of directors, (vi) indemnification or (vii) amendments to our amended and restated bylaws, which would require the approval of a two-thirds majority of our then outstanding voting securities, voting together as a single class. Our amended and restated certificate of incorporation provides that our bylaws may be adopted, amended, altered or repealed by the board of directors.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuances without stockholder approval, except as required by the listing standards of Nasdaq, and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the company by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Jurisdiction

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action or proceeding asserting a claim of breach of a fiduciary duty owed by our directors, officers or other employees to us or our stockholders, any action or proceeding asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws, or any action or proceeding asserting a claim govern by the internal affairs doctrine. Our amended and restated certificate of incorporation provides further that the federal district courts of the United States of America shall be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable.

LISTING

Our common stock is listed on the Nasdaq under the symbol “ALLK.”